Pricing Supplement No. 24                Rule 424(b)(2)
DATED:  11/17/95              Registration No. 33-56839
(To Prospectus Supplement dated January 17, 1995, including the Prospectus dated December 21, 1994)


$900,000,000
USL CAPITAL CORPORATION
MEDIUM-TERM NOTES, SERIES D
Due from Nine Months to 30 Years from Date of Issue


Floating Rate Note  [ ]           6.66% Fixed Rate Note [x]
Global Security:    [x] Yes       [ ] No
Principal Amount:  $10,000,000
Settlement Date:    11/22/95      Maturity Date:  11/22/05
Interest Accrual Date:  11/22/95

New Maturity Date(s): N/A     Notice of Renewal Date(s): N/A

Issue Price:

Specified Currency: U.S. Dollars
Exchange Rate Agent: N/A
Historical Exchange Rate: N/A
Redemption Dates: N/A
Redemption Price(s): N/A
Authorized Denominations (if other than denominations of $1,000 and integral multiples of $1,000 in excess thereof in U.S. Dollars): N/A


Repayment Date(s): N/A
Repayment Price(s): N/A
Interest Payment Period: Semi-Annually
Interest Payment Dates:  6/1, 12/1, commencing June 1, 1996

(Only applicable to Floating Rate Notes)
Initial Interest Rate:

Index Maturity:
Base Rate(s):
If LIBOR, Designated LIBOR Page:
     [  ] LIBOR Reuters
     [  ] LIBOR Telerate
     Index Currency:
Interest Reset Period:
Interest Reset Dates:
Spread (plus or minus):
Spread Multiplier:
Maximum Interest Rate:
Minimum Interest Rate:
Calculation Agent:

Original Issue Discount Note:
[  ] Yes       [ x ]  No
(Only Applicable to Original Issue Discount Notes):
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Method to Determine Yield to Maturity and Initial Accrual Period OID:


Trade Date:      11/17/95
Name of Agent:   UBS Securities Inc.
Agent's Discount or Commission:      $47,500
Net Proceeds to Company:          $9,952,500

[x] Agent is Acting as Agent for the Sale of Notes by the Company at a Price to the Public of [x] 100% of Principal
     [ ] ___% of Principal

[ ] Agent is Purchasing Notes from the Company as Principle for Resale to investors and Other Purchasers at:
     [  ] a fixed initial public offering price of
          100% of the Principal Amount
     [  ] a fixed initial public offering price of
          ___% of the Principal Amount
     [ ] varying prices relating to prevailing market prices at time of resale to be determined by Agent

Cusip Number:  90330QAZ7

Additional Terms:

                  PROSPECTUS SUPPLEMENT

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT, OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

______________________________________________________________
      Price to                                 Proceeds to
      Public              Commission (1)       Company (1)(2)
______________________________________________________________

Per Note.........100.00%      .475%              99.525%
______________________________________________________________

Total........$10,000,000     $47,500           $9,952,500
______________________________________________________________


(1) The Company has appointed UBS Securities Inc. as its agent in connection with the Notes offered hereby and will pay a commission to UBS Securities Inc. in the form of a discount equal to .475% of the principal amount of the Notes. The Company has agreed to indemnify UBS Securities Inc. against certain liabilities, including liabilities under the Securities Act of 1933.
                          ______________________


(2) Before deducting other expenses payable by the Company estimated to be $6,500.

     For purposes of the accompanying Prospectus Supplement and Prospectus, references to the Agents shall be deemed to include
UBS Securities Inc., unless the context requires otherwise.

                          ______________________

                            UBS SECURITIES INC.